CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 22, 2015, relating to the financial statements and financial highlights of YCG Enhanced Fund, a series of YCG Funds, for the year ended November 30, 2014, and to the references to our firm under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in the Prospectus and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen Fund Audit Services
Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
March 24, 2015